UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant [     ]

Filed by a Party other than the Registrant [  X  ]

Check the appropriate box:

[      ]          Preliminary Proxy Statement

[      ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[      ]          Definitive Proxy Statement

[      ]          Defininitive Additional Materials

[  X  ]           Soliciting Material Pursuant to § 240.14a-12

Madison Covered Call & Equity Strategy Fund

(Name of Registrant as Specified In Its Charter)

Karpus Management, Inc., d/b/a Karpus Investment Management
Karpus Investment Management Profit Sharing Plan Fund C - Growth Common Stock Fund
George W. Karpus
Arthur Charles Regan

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  X ]          No fee required.

[      ]          Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  1) Title of Each class of securities to which transaction applies:

  2) Aggregate number of securities to which transaction applies:

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

  5) Total fee paid:

Karpus Investment Management Profit Sharing Plan Fund C - Growth Common Stock Fund, together with the other participants named herein (collectively "Karpus") intends to make a preliminary filing with the Securities and Exchange Commission (the "SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees and certain business proposals at the 2017 Annual Meeting of Shareholders (the "Annual Meeting") of Madison Covered Call & Equity Strategy Fund, a Delaware statutory trust ("MCN" or the "Fund").

On June 7, 2017, the Karpus issued the following press release:

PRESS RELEASE

KARPUS INVESTMENT MANAGEMENT ANNOUNCES ITS OPPOSITION TO THE PROPOSED MERGER OF MADISON STRATEGIC SECTOR PREMIUM FUND AND MADISON COVERED CALL & EQUITY STRATEGY FUND

PITTSFORD, NY, JUNE 7, 2017 - Karpus Investment Management announced today its opposition to the proposed merger of the Madison Strategic Sector Premium Fund (NYSE: MSP) ("MSP") with and into the Madison Covered Call & Equity Strategy Fund (NYSE: MCN) ("MCN" and together with MSP, the "Funds"). On May 24, 2017, the Funds issued a press release announcing that the Board of Trustees of each Fund approved the proposed merger.

"The proposed merger is clearly not a solution that best serves shareholders' interests. It is dilutive to MSP shareholders' ownership and greatly benefits Madison Asset Management by maximizing fee revenues. Shareholders of MSP voted last year to receive full value for their shares but the Board chose to ignore them. Now, the Board is reinstating a proposal that they introduced last year and subsequently cancelled," stated Brett D. Gardner, Senior Corporate Governance Analyst at Karpus Investment Management.

Gardner further stated, "This is precisely why we submitted trustee nominees for both Funds. It is also why we submitted a 14a-8 shareholder proposal to terminate the investment adviser as well as an additional proposal requesting that each Fund's Board promptly consider authorizing a self-tender offer for all outstanding common shares of each Fund at or close to net asset value. Since shareholders approved the non-binding proposal at MSP's 2016 Annual Meeting and MSP's sister fund, MCN, is comprised of three trustees that all serve on MSP's Board, we believe Madison must be terminated and new, independent trustees must be elected to enhance shareholder value. As evidenced by the Funds' recent merger press release, the Boards of MSP and MCN appear more interested in the bottom line of the investment adviser, as opposed to listening to shareholders and maximizing shareholder value."

He concluded, "Because of this, we believe the time has come to elect new trustees, allow shareholders to realize close to full value for their shares, and to terminate Madison Asset Management as the Funds' adviser."

Karpus Investment Management is an independent, registered investment advisory firm founded in 1986. It is based in Pittsford, NY and practices conservative money management with approximately $3 billion in assets under management. It is among the largest shareholders in both MSP and MCN owning over 1.3 million shares of MSP and over 2 million shares of MCN.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Karpus Investment Management Profit Sharing Plan Fund C - Growth Common Stock Fund, together with the other participants named herein (collectively, "Karpus"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its nominees and certain business proposals at the 2017 annual meeting of shareholders (the "MCN Annual Meeting") of Madison Covered Call & Equity Strategy Fund, a Delaware statutory trust ("MCN" or the "Fund").

The participants in the proxy solicitation at MCN are Karpus Investment Management Profit Sharing Plan Fund C - Growth Common Stock Fund, a trust organized under the laws of the State of New York ("Karpus Fund"), Karpus Management, Inc., a New York corporation ("Karpus Management"), George W. Karpus, and Arthur Charles Regan.

KARPUS STRONGLY ADVISES ALL SHAREHOLDERS OF THE FUND TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS AND OTHER PROXY MATERIALS, WHEN FILED, WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, Karpus Fund beneficially owned 27,385 shares of Common Stock, par value $0.01 per share of MCN (the "MCN Common Stock"). As of the date hereof, Karpus Management beneficially owned 2,096,232 shares of MCN Common Stock. As of the date hereof, Mr. Karpus, as the President and CEO of Karpus Management, may be deemed the beneficial owner of 119,635 shares of MCN Common Stock, consisting of (i) 13,000 shares of MCN Common Stock owned in the aggregate by The Karpus Family Foundation, Inc, (ii) 5,450 shares of MCN Common Stock held by the George W. Karpus IRA Rollover, (iii) 27,385 shares of MCN Common Stock held by the Karpus Fund and (iv) 2,300 shares of MCN Common Stock held by the Karpus Investment Management Defined Benefit Plan. As of the date hereof, Mr. Regan did not beneficially own any MCN Common Stock.

Karpus Investment Management

Contact:
  Artie Regan
  Regan & Associates, Inc.
  (212) 587-3005 (phone)
  (212) 587-3006 (fax)
  info@reganproxy.com